FOR IMMEDIATE RELEASE

MEDIA CONTACTS:

D. Ashley Lee                                                       Katie Brazel
Executive Vice President, Chief Financial Officer and          Fleishman Hillard
Chief Operating Officer                                      Phone: 404-739-0150
Phone: 770-419-3355

      CRYOLIFE REPORTS FOURTH QUARTER AND FULL YEAR 2005 FINANCIAL RESULTS
       FOURTH QUARTER 2005 REVENUES INCREASED 13% OVER FOURTH QUARTER 2004 GROSS MARGINS FOR FULL YEAR 2005 INCREASED TO 53% COMPARED TO 40% IN 2004

ATLANTA, GA... (FEBRUARY 22, 2006)... CRYOLIFE, INC. (NYSE: CRY), a biomaterials and biosurgical device company, announced today that revenues for the fourth quarter of 2005 increased 13% to $18.0 million compared to $15.9 million in the fourth quarter of 2004. The net loss in the fourth quarter of 2005 was $681,000, or $0.04 per basic common share and $0.06 per fully diluted common share, compared to a net loss of $2.4 million, or $0.10 per basic and fully diluted common share in the fourth quarter of 2004.

     Excluding a $512,000, or $0.02 per fully diluted common share, non-cash gain for the change in the value of the derivative related to the Company's 6% convertible preferred stock, and a $558,000, or $0.02 per fully diluted common share, favorable adjustment to the product liability accrual, the adjusted net loss in the fourth quarter of 2005 was $1.8 million, or $0.10 per fully diluted common share.

     Revenues for the full year of 2005 increased 11% to $69.3 million compared to $62.4 million in 2004. The net loss for the full year of 2005 was $19.5 million, or $0.85 per basic and fully diluted common share, compared to a net loss of $18.7 million, or $0.81 per basic and fully diluted common share for 2004.

     Excluding an $11.6 million, or $0.49 per fully diluted common share, charge for settlement of the shareholder class action lawsuit, a $702,000, or $0.03 per fully diluted common share, favorable adjustment to the product liability accrual, and a $851,000, or $0.04 per fully diluted common share, charge related to post employment benefits, the adjusted net loss for the full year of 2005 was $7.8 million, or $0.36 per fully diluted common share. - more -

     Steven G. Anderson, President and CEO of CryoLife, Inc., stated, "We are pleased with the Company's top-line performance in the fourth quarter of 2005. We believe that the recent FDA approvals of our 10 milliliter BioGlue(R) syringe applicator and our BioGlue spreader tip, and recent enhancements in our tissue processing operations will serve as catalysts for continued operating improvement during 2006."

     BioGlue sales in the fourth quarter of 2005 increased 5% to $9.6 million compared to $9.2 million in the same period in 2004. BioGlue sales for the full year of 2005 increased 6% to $38.0 million compared to $35.7 million in 2004. U.
S. BioGlue sales were $7.2 million and $7.1 million in the fourth quarter of 2005 and 2004, respectively, and $28.7 million and $27.9 million for the full year of 2005 and 2004, respectively. International BioGlue sales were $2.4 million and $2.1 million in the fourth quarter of 2005 and 2004, respectively, and $9.3 million and $7.8 million for the full year of 2005 and 2004, respectively.

     Tissue processing revenues in the fourth quarter of 2005 increased 26% to $8.1 million compared to $6.4 million in the fourth quarter of 2004. Tissue processing revenues for the full year of 2005 increased 18% to $30.3 million compared to $25.7 million in 2004. Tissue processing revenues increased primarily due to an increase in tissue procurement and an improvement in processing yields, which resulted in an increased number of allografts available for distribution. The Company continues to experience strong growth in tissue processing revenues during the first quarter of 2006.

     Total product and tissue processing gross margins in the fourth quarter of 2005 were 54% compared to 49% in the fourth quarter of 2004. Total product and tissue processing gross margins for the full year of 2005 were 53% compared to 40% for 2004. Tissue processing gross margins in the fourth quarter of 2005 were 21% compared to 6% in the fourth quarter of 2004. Tissue processing gross margins for the full year of 2005 were 20% compared to negative (16%) for 2004. Tissue processing gross margins improved in 2005 compared to 2004, primarily as a result of the improvement in tissue processing yields and price increases.

     General, administrative and marketing expenses in the fourth quarter of 2005 were $10.5 million compared to $10.7 million in the fourth quarter of 2004. General, administrative and marketing expenses for the full year of 2005 were $53.2 million compared to $42.6 million for 2004. General, administrative and marketing expenses for the full year of 2005 include an $11.6 million charge related to the settlement of securities litigation, $851,000 related to post employment benefits and a $702,000 favorable adjustment to the product liability accrual.

     R&D expenses were approximately $1 million and $1.2 million in the fourth quarters of 2005 and 2004, respectively, and approximately $3.7 million and $3.9 million for the full years of 2005 and 2004, respectively.

     As of December 31, 2005, the Company had approximately $12.2 million in cash, cash equivalents, marketable securities (at market), and restricted securities.


                                                                     Page 2 of 7
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


2006 GUIDANCE

The Company reaffirms its revenue guidance from early January 2006. The
Company expects tissue processing and product revenues to increase to between $74.0 and $77.0 million for the full year 2006. The Company expects BioGlue revenues to be $39.0 to $41.0 million and tissue processing revenues to be $34.0 to $35.0 million for the full year 2006. Bioprosthetic cardiovascular and vascular device revenues are expected to be approximately $1.0 million in 2006.

     The Company expects an increase in tissue processing gross margins during 2006 as compared to 2005 as a result of tissue processing improvement initiatives implemented during early 2006.

     General, administrative and marketing expenses are expected to be $44.0 to $48.0 million for the full year of 2006. Research and development expenses are expected to be approximately $5 to $6 million for the full year 2006.

     The Company adopted SFAS 123 Revised "Share-Based Payment" in the fourth quarter of 2005. The guidance for 2006 includes expenses associated with the adoption of SFAS 123 Revised.

     The Company will hold a teleconference call and live webcast at 11:15 a.m. Eastern Time, February 22, 2006, to discuss fourth quarter and full year 2005 financial results, followed by a question and answer session hosted by Steven G. Anderson, President and Chief Executive Officer.

     To listen to the live teleconference, please dial 201-689-8349 a few minutes prior to 11:15 a.m. A replay of the teleconference will be available February 22 through February 28 and can be accessed by calling (toll free) 877-660-6853 or 201-612-7415. The account number for the replay is 244 and the conference number is 191738.

     The live webcast and replay can be accessed by going to the Investor Relations section of the CryoLife web site at www.cryolife.com and selecting the heading Webcasts & Presentations.

ABOUT CRYOLIFE, INC.

     Founded in 1984, CryoLife, Inc. is a leader in the processing and distribution of implantable living human tissues for use in cardiovascular, vascular, and orthopaedic surgeries throughout the United States and Canada. The Company's BioGlue(R) Surgical Adhesive is FDA approved as an adjunct to sutures and staples for use in adult patients in open surgical repair of large vessels and is CE marked in the European Community and approved in Canada for use in soft tissue repair and approved in Australia for use in vascular and pulmonary sealing and repair. The Company also distributes the CryoLife- O'Brien(R) stentless porcine heart valve and the SG Model #100 vascular graft, which are CE marked for distribution within the European Community.

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                                                                     Page 3 of 7

     Statements made in this press release that look forward in time or that express management's beliefs, expectations or hopes are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include the Company's belief that the recent FDA approvals of our 10 milliliter BioGlue(R) syringe applicator and our BioGlue spreader tip, and recent enhancements in our tissue processing operations will serve as catalysts for continued operating improvement, its anticipated revenues and expenses for 2006, anticipated increases in tissue processing gross margins during 2006, and expected results and timing of planned tissue process improvement initiatives. These future events may not occur as and when expected, if at all, and, together with the Company's business, are subject to various risks and uncertainties. These risks and uncertainties include that the Company's efforts to reinvigorate revenue growth may not be effective, since their effectiveness is subject to such factors as competitive pressures and tissue availability, that the Company's efforts to develop and introduce new products outside the U.S. may be unsuccessful, that the Company's efforts to improve procurement and tissue processing yields may not prove effective, the possibility that the FDA could impose additional restrictions on the Company's operations, require a recall, or prevent the Company from processing and distributing tissues or manufacturing and distributing other products, that products and services under development may not be commercially feasible, that the Company may not have sufficient borrowing or other capital availability to fund its business, that pending litigation cannot be settled on terms acceptable to the Company, that the Company may not have sufficient resources to pay punitive damages (which are not covered by insurance) or other liabilities in excess of available insurance, the possibility of severe decreases in the Company's revenues and working capital, that to the extent the Company does not have sufficient resources to pay the claims against it, it may be forced to cease operations or seek protection under applicable bankruptcy laws, changes in laws and regulations applicable to CryoLife, the possible accumulation of additional shares by existing significant stockholders or by others which may hinder the ability of the Company and its stockholders to realize the benefits of the rights; other efforts by existing stockholders or others to gain influence or control over CryoLife; existing or other potential litigation initiated by stockholders or others; possible litigation by CryoLife if stockholders or others make proposals or statements which CryoLife does not believe to be fair or accurate or in the best interests of its other shareholders and other risk factors detailed in CryoLife's Securities and Exchange Commission filings, including CryoLife's Form 10-K filing for the year ended December 31, 2004, its registration statement on Form S-3 (Reg. No. 333-121406), its most recent Form 10-Q, and the Company's other SEC filings, including the Company's Form 10-K for the year ended December 31, 2005 which the Company expects to file shortly. The Company does not undertake to update its forward-looking statements.

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                                                                     Page 4 of 7

                                 CRYOLIFE, INC.
                              Financial Highlights
                        (In thousands, except share data)

                                                            Three Months Ended              Twelve Months Ended
                                                               December 31,                      December 31,
                                                      ----------------------------      ---------------------------
                                                         2005             2004              2005            2004
                                                      ----------------------------      ---------------------------
                                                              (Unaudited)                        (Unaudited)
(Unaudited)
      (Audited)
Revenues:
   Products                                            $     9,830     $     9,424      $    38,932     $    36,637
   Human tissue preservation services                        8,088           6,442           30,307          25,676
   Research grants                                              43              --               43              71
                                                       ---------------------------      ---------------------------
       Total revenues                                       17,961          15,866            69,282         62,384

Costs and expenses:
   Products                                                  1,930           1,979            8,065           7,818
   Human tissue preservation services                        6,373           6,037           24,357          29,807
   General, administrative, and marketing                   10,499          10,672           53,225          42,640
   Research and development                                    980           1,222            3,724           3,938
   Interest expense                                            126              40              346             196
   Interest income                                            (123)            (61)            (531)           (262)
   Change in valuation of derivative                          (512)             --             (140)             --
   Other expense (income), net                                 (13)            (14)             199              13
                                                       ----------------------------     ---------------------------
       Total costs and expenses                             19,260          19,875           89,245           84,150

   Loss before income taxes                                 (1,299)         (4,009)         (19,963)        (21,766)
   Income tax benefit                                         (618)         (1,646)            (428)         (3,017)
                                                       ----------------------------     ----------------------------
Net loss                                               $      (681)    $    (2,363)     $   (19,535)    $   (18,749)
                                                       ============================     ============================

Effect of preferred stock                                     (244)             --             (777)             --
                                                       ---------------------------      ---------------------------
Net loss applicable to common shares                   $      (925)    $    (2,363)     $   (20,312)    $   (18,749)
                                                       ============================     ============================

Loss per common share:
   Basic                                               $    (0.04)     $    (0.10)      $    (0.85)     $    (0.81)
                                                       ===========================      ===========================
   Diluted                                             $    (0.06)     $    (0.10)      $    (0.85)     $    (0.81)
                                                       ===========================      ===========================

Weighted average common shares outstanding:
   Basic                                                    24,314          23,386           23,959          23,043
                                                       ===========================      ===========================
   Diluted                                                  26,992           23,386           23,959          23,043
                                                       ============================     ============    ============


Revenues from:
   BioGlue                                             $     9,645     $     9,226      $    37,985     $    35,745
   Bioprosthetic devices                                       185             198              947             892
                                                       ---------------------------      ---------------------------
         Total Products                                      9,830           9,424           38,932          36,637

   Cardiovascular                                            3,355           2,767           13,762          12,504
   Vascular                                                  3,172           2,522           11,453          10,293
   Orthopaedic                                               1,561           1,153            5,092           2,879
                                                       ---------------------------      ---------------------------
       Total preservation services                           8,088           6,442           30,307          25,676
                                                       ---------------------------      ---------------------------

   Other                                                        43              --               43              71
                                                       ---------------------------      ---------------------------
       Total revenues                                  $    17,961     $    15,866      $    69,282     $    62,384
                                                       ===========================      ===========================-

Domestic revenues                                      $    15,275     $    13,489      $    58,869     $    53,244
International revenues                                       2,686           2,377           10,413          9,140
                                                       ---------------------------      --------------------------
       Total revenues                                  $    17,961     $    15,866      $    69,282     $    62,384
                                                       ===========================      ===========================


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                                                                     Page 5 of 7

                                 CRYOLIFE, INC.
                  Unaudited Reconciliation of Adjusted Net Loss
                        (In thousands, except share data)


                                                            Three Months Ended              Twelve Months Ended
                                                               December 31,                      December 31,
                                                      ----------------------------      ---------------------------
                                                         2005             2004              2005            2004
                                                      ----------------------------      ---------------------------
                                                              (Unaudited)                        (Unaudited)
(Unaudited)

Net loss - as reported                                 $      (681)    $    (2,363)     $   (19,535)    $   (18,749)

Add back adjustments to net loss:
   Settlement of class action lawsuit                           --              --           11,625              --
   Product liability accrual                                  (558)             --             (702)             --
   Post employment benefits                                     --              --              851              --
   Change in valuation of derivative                          (512)             --               --              --
                                                       ---------------------------      ---------------------------

Adjusted net loss                                      $    (1,751)    $    (2,363)     $    (7,761)    $   (18,749)

Effect of preferred stock                                     (244)             --             (777)             --
                                                       ---------------------------      ---------------------------
Adjusted net loss applicable to common shares          $    (1,995)    $    (2,363)     $    (8,538)    $   (18,749)
                                                       ============================     ============================

Adjusted loss per common share:
   Basic                                               $    (0.08)     $    (0.10)      $    (0.36)     $    (0.81)
                                                       ===========================      ===========================
   Diluted                                             $    (0.10)     $    (0.10)      $    (0.36)     $    (0.81)
                                                       ===========================      ===========================

Weighted average common shares outstanding:
   Basic                                                    24,314          23,386           23,959          23,043
                                                       ===========================      ===========================
   Diluted                                                  26,992          23,386           23,959          23,043
                                                       ===========================      ===========================




                                    - more -

                                 CRYOLIFE, INC.
                              Financial Highlights
                                 (In thousands)


                                                          December 31,     December 31,
                                                             2005              2004
                                                          ------------     -----------

(Unaudited) (Audited)

Cash and cash equivalents, marketable securities,         $     12,159     $     9,232
   at market, and restricted securities
Trade receivables, net                                          10,153           8,293
Other receivables                                                1,934           3,957
Deferred preservation costs, net                                13,959           8,822
Inventories                                                      4,609           4,767
Total assets                                                    76,809          73,261
Shareholders' equity                                            50,621          49,660







    For additional information about the Company, visit CryoLife's web site:
                             http://www.cryolife.com
                             -----------------------

                                       ###



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